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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934



                    Date of Report:  February 24, 1994



                             SUN COMPANY, INC.
       ------------------------------------------------------------
          (Exact name of registrant as specified in its charter)

       Pennsylvania            1-6841                  23-1743282
       ------------            ------                  ----------
       (State or other         (Commission             (IRS employer
        jurisdiction of         file number)            identification
        incorporation)                                  number)

       Ten Penn Center, 1801 Market Street, Philadelphia, PA  19103-1699
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       (Address of principal executive offices)               (Zip Code)

       (215) 977-3000
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       (Registrant's telephone number, including area code)

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Item 5.   Other Events.
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          (a)  Recent Developments
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     Sun Company, Inc. today announced that it has signed a letter of intent with Chevron U.S.A. Products Co. to purchase Chevron's 177,000-barrel-a-day Philadelphia Refinery plus Chevron's one-third interest in a petroleum pipeline connecting the refinery to the New York Harbor, for approximately $170 million, including inventory. Closing is expected by the third quarter of 1994, subject to approval by various government agencies.

     Sun Chairman and Chief Executive Officer Robert H. Campbell said he was pleased that Sun and Chevron had reached agreement. "The Chevron Refinery is right next to our Philadelphia Refinery, and we are already purchasing finished products and refinery feedstocks from them, so there are a number of synergies that can be developed," he noted.

     "We intend to run the refinery to take advantage of these synergies, and we expect to see an immediate positive contribution to both cash and income as a result of this purchase."

     For the past several years, Chevron has operated the facility as a "merchant" refinery, selling largely to the wholesale market, including Sun. Campbell said it is Sun's intention to continue supplying this market.

     Commenting on why Sun would purchase a refinery at a time when there is an oversupply of refining capacity in the United States, Campbell said, "This acquisition is in line with our strategy of growth in our core businesses. We will operate the refinery in an environmentally responsible manner to supply our own needs and will continue sales to Chevron's existing wholesale customers."

     He added that the acquisition would result in improved operating efficiencies. "By operating the refinery jointly with our Philadelphia and Marcus Hook, Pa., refineries as part of our Delaware Valley Refining Complex, all three refineries will be strengthened," he stated.

     The refinery produces gasoline, distillate fuel, low-sulfur residual fuel, and petrochemicals, and it employs approximately 550 people. "We fully expect to preserve most of these jobs," Campbell said.

     Refining operations first began at the site in the 1920's, and a major expansion occurred in the 1950's. The 711-acre refinery was owned by Gulf Corporation until 1984, when Gulf was acquired by Chevron.

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                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



     SUN COMPANY, INC.



BY   s/ RICHARD L. CARTLIDGE
     -----------------------
     Richard L. Cartlidge
     Comptroller
     (Principal Accounting Officer)

DATE February 24, 1994